AMENDED AND RESTATED ESCROW AND SECURITY AGREEMENT

This AMENDED AND RESTATED ESCROW AND SECURITY AGREEMENT (this “Agreement”) is made and entered into as of March 24, 2011 (the “Effective Date”), by and among DeWind Co., a California corporation (“DeWind”), Stribog, Inc., a Nevada corporation (“Seller”), and U.S. Bank National Association, a national banking association, as Escrow Agent (the “Escrow Agent”).

RECITALS

A.           The parties had entered into that certain Escrow and Security Agreement dated September 4, 2009 (the “Previous Escrow Agreement”) pursuant to that certain Asset Purchase Agreement, dated as of August 10, 2009 (as amended, the “Purchase Agreement”) by and among Daewoo Shipbuilding & Marine Engineering Co., Ltd. (“DSME”), Seller and Composite Technology Corporation.  Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings given to them in the Purchase Agreement.

B.           Seller had deposited with the Escrow Agent cash in the amount of Seventeen Million One Hundred Seventy-Five Thousand Dollars ($17,175,000) on September 4, 2009 in an escrow account (the “Escrow Account”);

C.           Eight Hundred Thirty-Six Thousand Dollars ($836,000) were disbursed to the Seller from the Escrow Account on July 27, 2010, per the joint instruction of DeWind and Seller;

D.           From the $16,339,000 which currently remains in the Escrow Account, the parties desire to authorize disbursement of approximately Thirteen Million Three Hundred Thirty-Nine Thousand Dollars ($13,339,000) from the Escrow Account and to retain Three Million ($3,000,000) and any Additional Escrow Fund in the Escrow Account for the purpose of reimbursing DeWind or its Affiliates, at least in part, for any and all Losses DeWind or its Affiliates might incur related to the Purchase Agreement and the transactions thereunder.

E.           DeWind and Seller are entering into this Agreement to set forth in this Agreement the terms and conditions pursuant to which the Escrow Funds shall be held in and disbursed from the Escrow Account.

NOW, THEREFORE, the parties hereby agree as follows:

1.      Disbursement and Escrow.

(a)           Disbursement.

(i)           Upon receiving a joint instruction signed by both DeWind and Seller (a “Joint Instruction”), the Escrow Agent shall continue to hold in escrow the remaining $3,000,000 Escrow Funds and the Additional Escrow Fund in the Escrow Account and shall disburse the following:

(1)           $2,700,000 to DeWind at the wire instructions below;

(2)           $1,846,240 to DeWind at the wire instructions below,

(3)           Euro 1,100,000 to Zollern Dorstener Antriebstechnik Gesellschaft mbH & Co. KG at the wire instructions below; and

(4)           Around $7,233,620 to Seller at the wire instructions below (subject to adjustment depending on the exchange rate between U.S. Dollars and Euros on the distribution day after leaving in the Escrow Account $3,000.000 from the Escrow Fund).

(b)           Escrow of Funds.

(i)           Escrow Funds.  After the disbursement set forth in Section 1(a) above, the Escrow Agent shall hold the remaining Three Million Dollars ($3,000,000) (the “Escrow Funds”) and any Additional Escrow Funds in escrow for the purpose of paying, at least in part, any Claims (defined below) which might be made against the Escrow Funds by DeWind, until the Escrow Agent is required to release such Escrow Funds in accordance with the terms of this Agreement.  The Escrow Agent agrees to hold such Escrow Funds in escrow for the benefit of DeWind and Seller subject to the terms and conditions of this Agreement.

(ii)           Investment of Escrow Funds.  The Escrow Funds shall be placed by the Escrow Agent into a U.S. Bank Money Market Account as described in Exhibit A attached hereto.  All interest or appreciation accrued on the Escrow Funds (the “Additional Escrow Funds”) shall be deemed to be Escrow Funds for the purposes contemplated in this Agreement.

(c)              Notice of Claim.  As used herein, the term “Claim” means a claim for any Losses under Section 10.2 of the Purchase Agreement.  DeWind shall deliver a written notice of the Claim (the “Notice of Claim”) to the Seller and the Escrow Agent in compliance with Section 3 below.  DeWind may give the Notice of Claim after the determination of any Claims in accordance with Section 10 of the Purchase Agreement.

(d)              Escrow Period.  As used herein, the term “Escrow Period” means that time period beginning on the Closing Date and ending on the third anniversary thereafter at 5:00 p.m. (Pacific Standard Time), unless and to the extent extended under Section 2(a)(ii) below.

2.      Distribution; Release from Escrow.

(a)              Distribution; Obligations in Case of Administration/Liquidation Proceedings of DeWind Ltd. or 4.15 Claim

(i)           Distribution on Release Date.  On the date upon which the Escrow Period expires (the “Release Date”), the Escrow Agent shall release from the Escrow Account to Seller the remaining Escrow Funds (including any Additional Escrow Funds), less (A) any Escrow Funds delivered to DeWind in accordance with this Agreement or Section 10 of the Purchase Agreement in satisfaction of any Claims by DeWind and (B) any amounts subject to unresolved Claims for which DeWind has delivered a Notice of Claim, provided that the Escrow Agent shall promptly release to Seller the balance of the Escrow Funds (including any Additional Escrow Funds) not subject to such unresolved Claims as soon as any such Claims are resolved.

(ii)           Administration/Liquidation or 4.15 Claim.  Notwithstanding anything in this Agreement, if, at any time before the Release Date, (i) DeWind Ltd. is the subject of administration or liquidation proceedings in England or Wales (or similar proceedings in another jurisdiction) (the “Proceedings Event”) or (b) winding up petition has been issued in England or Wales (or an analogous claim or petition issued in another jurisdiction) against DeWind Ltd (the “Wind Up Event,” and each of the Proceedings Event and Wind Up Event, an “Insolvency Event”), or (c) an assertion of any claim is made or any action or lawsuits have been filed which allege to be, or could become, 4.15(n) Losses (as defined in Section 10.2(c) of the Purchase Agreement) (a “4.15 Claim”), then:

(1)           All of the funds as then remains in the Escrow Account (the “Bankruptcy Fund”) shall remain in the Escrow Account and shall not be released to Seller under any provision of this Agreement (other than this Section 2(a)(ii)) until the dissolution of DeWind Ltd. or full and final resolution of any 4.15 Claim;

(2)           If DeWind and Seller shall deliver a Joint Bankruptcy Fund Notice (as defined below) to the Escrow Agent, then Escrow Agent shall, as soon as practicable after receipt of such Joint Bankruptcy Fund Notice, but in no event later than 2 Business Days after such receipt, release some or all of the Bankruptcy Fund as directed in the Joint Bankruptcy Fund Notice;

(3)           DeWind and Seller agree to the following:

A.           “Joint Bankruptcy Fund Notice” means a notice (a) instructing Escrow Agent to release all or portion of the Bankruptcy Fund to DeWind or Seller or other third party, and (b) certifying (in good faith) that such funds will be used to pay for claims, settlements, fees, expenses or costs incurred as result of (X) any 4.15 Claim or (Y) any administrator, liquidator, trustee, creditor or other person seeking to avoid or otherwise challenging the validity of all or any part of any transaction (1) involving the transfer of assets between DeWind Ltd. and Seller, (2) involving the transfer of assets between DeWind, Inc. and DSME or any of its Affiliates, and/or (3) contemplated in the Purchase Agreement (together with a 4.15 Claim, each an “Administrator Challenge”);

B.           If the Administrator Challenge is claimed against Seller, then (X) Seller may request that DeWind cooperate in such defense or settlement of such Administrator Challenge (and Seller shall pay for any and all reasonable costs, expenses and attorneys fees incurred by DeWind in such defense to the extent not otherwise paid according to the terms of this Agreement), and (Y) Seller will not settle any Administrator Challenge unless such settlement both is consented to by DeWind (which consent will not be unreasonably withheld) and releases DeWind from all potential claims that could arise under the Administrator Challenge;

C.           If the Administrator Challenge is claimed against DeWind, then (X) Seller may request that DeWind defend against such Administrator Challenge and that Seller co-operate and participate in the defense or settlement of any Administrator Challenge (and Seller shall pay for any reasonable costs, expenses and attorneys fees incurred by DeWind in such defense to the extent not otherwise paid according to the terms of this Agreement ), (Y) DeWind will not settle any Administrator Challenge unless such settlement both is consented to by Seller (which consent will not be unreasonably withheld) and releases Seller from all potential claims that could arise under the Administrator Challenge, and (Z) Seller agrees to provide DeWind with reasonable access during regular business hours to any information Seller has that is reasonably necessary in connection with the preparation of any defense against or settlement of the Administrator Challenge; and

D.           If Seller is obligated by this section to defend such Administrator Challenge and does not do so diligently in DeWind’s reasonable determination, DeWind shall have the exclusive right to defend such Administrator Challenge at Seller’s cost.

(4)           The remaining balance of the Bankruptcy Fund shall be immediately released from the Escrow Account to Seller upon written notice by Seller to DeWind and the Escrow Agent, which notice is not contested by DeWind within 5 Business Days of receipt of Seller’s notice, certifying (in good faith) that the dissolution of DeWind Ltd. has occurred or that the 4.15 Claim has been fully and finally resolved.

(b)              Release of Escrow Funds.  The Escrow Funds shall be held by the Escrow Agent for the benefit of DeWind and Seller until such Escrow Funds are required to be released pursuant to either:  (i) Section 2(a) above; or (ii) when required under applicable provisions of Section 4 below.  The Escrow Agent shall deliver to Seller or to DeWind, as applicable hereunder, the requisite amount of Escrow Funds to be released on such applicable date(s) by wire transfer to such account(s) as have been designed in writing to the Escrow Agent by Seller or DeWind, respectively.

(c)              Nature of Interest in Escrow Funds.  The parties acknowledge and agree that DeWind’s and Seller’s payment interests in the Escrow Funds are contingent rights to payment from the Escrow Funds, and that neither a voluntary or involuntary case under any applicable bankruptcy, insolvency or similar law, nor the appointment of a receiver, trustee, custodian or similar official in respect of DeWind or Seller shall increase its respective payment interest in the Escrow Funds or affect, modify, convert or otherwise change any right it may have to the Escrow Funds.

(d)              No Transfer or Encumbrance of Escrow Funds.  Both parties have not, and agree that they will not, subject the Escrow Funds to a Lien or otherwise encumber the Escrow Funds, except as permitted by this Agreement.

(e)              Grant of Security Interest to DeWind.  In order to secure Seller’s obligations and enhance DeWind’s rights and remedies under this Agreement and under the Purchase Agreement, Seller hereby grants to DeWind, effective as of the date hereof, a security interest in all of Seller’s right, title and interest in and to the Escrow Account and the Escrow Funds, including, without limitation, all accounts, certificates of deposit, cash, funds and investments established or made with the Escrow Funds and any replacements or proceeds thereof.  The Escrow Agent acknowledges that DeWind has a security interest in the Escrow Account, the Escrow Funds and Additional Escrow Funds, and all assets and investments which may be held in the Escrow Account from time to time, and shall maintain and preserve such assets subject to this security interest.  The parties hereto agree that this Agreement including Section 2(g) shall establish “control,” as defined in Sections 9-104 and 8-106 of the Uniform Commercial Code, as enacted in the State of California, and as amended from time to time (the “UCC”), of the Escrow Funds, which control is effective to perfect DeWind’s security interest in the Escrow Funds.  The Escrow Agent and Seller shall take all actions as may be reasonably requested in writing by DeWind to perfect or maintain the security interest created by Seller hereunder in the Escrow Funds.  DeWind is authorized by the other parties hereto to file UCC financing statements naming Seller as “Debtor” and DeWind as “Secured Party” and take such other and further actions as DeWind may reasonably determine to perfect DeWind’s security interest granted herein, with or without execution by the other parties hereto, to the extent permitted by applicable law.  Such security interest shall automatically be released solely with respect to any funds properly distributed from the Escrow Funds pursuant to the terms of this Agreement.  DeWind agrees to promptly execute such instruments of release and termination of the security interest granted hereunder with respect to any Escrow Funds properly received by or distributable to Seller pursuant to the terms of this Agreement, and as may be reasonably requested in writing by Seller.  Seller hereby represents and warrants to DeWind that (1) its exact legal name is as set forth in the Preamble hereto, (2) it is a Nevada corporation, (3) its organizational identification number issued by the state of Nevada is E0851042006-3 and (4) its principal place of business is 2026 McGaw Ave., Irvine, California 93614

(f)              Power to Transfer Escrow Funds.  The Escrow Agent is hereby granted the power to effect any transfer of Escrow Funds contemplated by this Agreement.

(g)              Tax Reporting.  The parties hereto agree that, for tax reporting purposes, all interest or other income, if any, attributable to the Escrow Funds or any other amount held in escrow by the Escrow Agent pursuant to this Agreement shall be allocable to Seller.

(h)              Certification of Tax Identification Numbers.  DeWind and Seller agree to provide the Escrow Agent with certified tax identification numbers for each of them by signing and returning Forms W-8 or W-9 to the Escrow Agent at signing of this Agreement.  The parties hereto understand that, if such tax identification numbers are not so certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code, as it may be amended from time to time, to withhold a portion of any interest or other income earned on the investment of monies or other property held by the Escrow Agent pursuant to this Agreement.

3.      Notice of Claim.

(a)              Contents of Notice.  The Notice of Claim given by DeWind pursuant to Section 1(c) above shall be set forth in writing and shall contain the following information to the extent it is reasonably available to DeWind:

(i)           The amount, if known, or if not known, of an estimate of the foreseeable maximum amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses) (the “Loss Amount”); and

(ii)           A detailed description of the basis for such Claim, including the facts and circumstances justifying DeWind’s entitlement to indemnification pursuant to Section 10.2 of the Purchase Agreement with reference to the specific breach alleged or other basis for such entitlement, and the application (or inapplicability) of the threshold for a De Minimis Claim, the Deductible and the Cap.

(b)              No Release Until Resolved Under Section 4.  The Escrow Agent shall not transfer any of the Escrow Funds held in the Escrow Account to DeWind pursuant to a Notice of Claim until such Notice of Claim has been resolved in accordance with Section 4.

4.      Resolution of Claims and Transfers of Escrow Funds.  The Notice of Claim received by Seller and the Escrow Agent pursuant to Section 1(c) and Section 3 above shall be resolved as follows:  After the Notice of Claim has been delivered by DeWind to Seller and the Escrow Agent pursuant to Section 6(e), Seller will have 15 Business Days from receipt of such Notice of Claim to dispute the Claim and shall reasonably cooperate and assist DeWind in determining the validity of the Claim for indemnity.  If Seller does not give notice to DeWind that it disputes the Claim within 15 Business Days after receipt of the Notice of Claim, the Claim shall be deemed to be a Loss subject to indemnification under Section 10 of the Purchase Agreement, and the Escrow Agent shall:  (a) as soon as is reasonably practical release from escrow and transfer to DeWind an amount of the Escrow Funds equal to (i) the amount of the Loss Amount specified in the Notice of Claim if the Loss Amount is less than the amount of the Escrow Funds, or (ii) the amount of the Escrow Funds if the Loss Amount exceeds the amount of the Escrow Funds; and (b) notify Seller in writing of such transfer of Escrow Funds as promptly thereafter.  Notwithstanding the foregoing, if Seller gives notice to DeWind, with a copy to the Escrow Agent, that it disputes the Claim, then the Escrow Agent shall not release any of the Escrow Funds in favor of DeWind until such dispute is resolved pursuant to Section 5(b).

5.      Limitation of Escrow Agent’s Liability.

(a)              Limitation of Liability.  The Escrow Agent shall incur no liability with respect to any action taken or suffered by it in good faith reliance upon any notice, direction, instruction, consent, statement or other document believed by it in good faith to be genuine and duly authorized, nor for any other action or inaction, except its own willful misconduct, fraud or gross negligence or a material breach of its obligations under this Agreement.  The Escrow Agent shall have no duty to inquire into or investigate the validity, accuracy or content of the Notice of Claim or any other document delivered to it.  The Escrow Agent also need not inquire into or verify that any Claim set forth in a Notice of Claim conforms to the requirements of Section 10.5 of the Purchase Agreement.  The Escrow Agent shall not be responsible for the validity or sufficiency of this Agreement.  In all questions arising under this Agreement, the Escrow Agent may rely on the advice or opinion of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice, the Escrow Agent shall not be liable to anyone.  The Escrow Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to it.  The Escrow Agent shall have no duties or responsibilities other than those expressly set forth in this Agreement and the implied duty of good faith and fair dealing.

(b)              Resolution of Conflicting Demands.  In the event conflicting demands are made or conflicting notices are served upon the Escrow Agent with respect to the Escrow Account, the Escrow Agent shall not release any of the Escrow Funds, but shall have the absolute right, at the Escrow Agent’s election, to do any or all of the following:  (i) resign so a successor Escrow Agent can be appointed pursuant to Section 5(f); (ii) file a suit in interpleader and obtain an order from a court of competent jurisdiction requiring the parties to interplead and litigate in such court their several claims and rights among themselves; or (iii) give written notice to the parties that it has received conflicting instructions from the parties hereto and is refraining from taking action until it receives Joint Instructions consented to in writing by both DeWind and Seller.  In the event an interpleader suit as described in clause (ii) above is brought, the Escrow Agent shall thereby be fully released and discharged from all further obligations imposed upon it under this Agreement with respect to the matters that are the subject of such interpleader suit, and DeWind shall pay the Escrow Agent all costs, expenses and reasonable attorneys’ fees expended or incurred by the Escrow Agent pursuant to the exercise of the Escrow Agent’s rights under this Section 5(b) (such costs, fees and expenses shall be treated as fees and expenses for the purposes of Section 5(g)).  The prevailing party shall be entitled to reimbursement from the other party of any fees and expenses of the Escrow Agent in connection with such interpleader.

(c)           Indemnification.  Each of DeWind on the one hand and Seller on the other (each an “Indemnifying Party” and together the “Indemnifying Parties”), hereby jointly and severally covenants and agrees to reimburse, indemnify and hold harmless the Escrow Agent, and the Escrow Agent’s officers, directors, employees, counsel and agents (severally and collectively, “Escrow Agent”), from and against any loss, damage or liability suffered, incurred by or asserted against Escrow Agent (including amounts paid in settlement of any action, suit, proceeding or claim brought or threatened to be brought and including reasonable expenses of legal counsel) arising out of, in connection with or based upon, any act or omission in good faith by Escrow Agent (not involving negligence, breach of the terms of this Agreement, gross negligence, willful misconduct or fraud on Escrow Agent’s part) relating in any way to this Agreement or the Escrow Agent’s services hereunder.  Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damages of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damages and regardless of the form of action.  Any Indemnifying Party who reimburses or indemnifies the Escrow Agent pursuant to this Section 5(c) shall have a right to seek contribution from any and all other Indemnifying Parties according to their relative fault.

(d)              Defense.  Each Indemnifying Party may participate at its own expense in the defense of any claim or action that may be asserted against Escrow Agent, and if the Indemnifying Parties so elect, the Indemnifying Parties may assume the defense of such claim or action; provided, however, that if there exists a conflict of interest that would make it inappropriate, in the sole discretion of the Escrow Agent, for the same counsel to represent both Escrow Agent and the Indemnifying Parties, Escrow Agent’s retention of separate counsel shall be reimbursable as hereinabove provided.  Escrow Agent’s right to indemnification hereunder shall survive Escrow Agent’s resignation or removal as Escrow Agent and shall survive the termination of this Agreement by lapse of time or otherwise.

(e)              Notice to Indemnifying Parties.  The Escrow Agent shall notify each Indemnifying Party by letter, or by telephone or telecopy confirmed by letter, of any receipt by Escrow Agent of a written assertion of a claim against Escrow Agent, or any action commenced against Escrow Agent, for which indemnification is required under Section 5(c), within 10 Business Days after Escrow Agent’s receipt of written notice of such claim.  The Indemnifying Parties will be relieved of their indemnification obligations under this Section 5 if Escrow Agent fails to timely give such notice and such failure adversely affects the Indemnifying Parties’ ability to defend such claim.  However, Escrow Agent’s failure to so notify each Indemnifying Party shall not operate in any manner whatsoever to relieve an Indemnifying Party from any liability that it may have otherwise than on account of this Section 5.

(f)              Successor to Escrow Agent.  The Escrow Agent may resign as Escrow Agent by giving both DeWind and Seller 30 days written notice of its intention to resign.  In the case of such a resignation, the Escrow Agent shall cooperate fully with the other parties in the orderly transfer of the Escrow Funds to a successor Escrow Agent and shall promptly refund the pro rata portion of any unearned escrow fees which may have been paid.  If the Escrow Agent resigns or is not available for any reason, DeWind and Seller shall mutually appoint a successor to the Escrow Agent who (i) is a national bank having assets of at least Ten Billion Dollars ($10,000,000,000); and (ii) shall execute a copy of this Escrow Agreement for delivery to DeWind and Seller.  Until such time as the Escrow Agent’s successor is appointed, the Escrow Agent shall retain the Escrow Funds.

(g)              Fees.

(i)           DeWind on the one hand, and Seller on the other hand, shall each bear 50% of the Escrow Agent’s fees and expenses and shall timely pay such fees and expenses.  The Escrow Agent’s non-refundable Initial Setup fee in the amount of One Thousand Dollars ($1,000) was paid at signing of the Previous Escrow Agreement and an additional fee for each transaction of funds or documents in or out of the escrow, excluding the initially required documents, including this Agreement, to fully effect the escrow (the “Transaction Fee”) will be invoiced (the “Invoice”) when a transaction occurs, and all fees shall be payable in U.S. Dollars.

(ii)           In the event of non-payment of any fees or charges invoiced by the Escrow Agent, the Escrow Agent shall give notice of non-payment of any fee due and payable hereunder to the non-paying party and, in such an event, such party shall have the right to pay the unpaid fee within ten Business Days after receipt of notice from the Escrow Agent or otherwise give notice of its good faith dispute thereof.  If such party fails to pay in full all undisputed fees due during such ten business day period, the Escrow Agent shall give notice of non-payment of any undisputed fee due and payable hereunder to the other party hereto and, in such event, such party shall have the right, but not the obligation, to pay the unpaid fee within ten days of receipt of such notice from the Escrow Agent.  A party who pays the other party’s portion of fees pursuant to this Section 5(g)(ii) shall have a claim against the Escrow Funds for such amounts.  Upon payment of the undisputed unpaid fee by either DeWind or Seller, as the case may be, this Agreement shall continue in full force and effect until the end of the applicable term. Failure to pay the undisputed unpaid fee under this Section 5(g)(ii) by both DeWind and Seller shall result in termination of this Agreement upon 30 days prior written notice by the Escrow Agent to Seller and DeWind, unless the Escrow Agent has been given notice of any good faith dispute of the unpaid fees.

6.      General Terms.

(a)              Termination; Successors and Assigns.  Upon the release of all Escrow Funds to Seller and/or to DeWind pursuant to the terms and conditions of this Agreement, this Agreement shall terminate and be of no further force and effect.  Until such time, this Agreement shall bind and inure to the benefit of Seller, DeWind, the Escrow Agent and their respective successors and permitted assigns.  Neither Seller nor DeWind may assign any of its rights or obligations hereunder without the prior written consent of the other party, provided that either may assign or delegate any of its rights and obligations under this Agreement to an Affiliate upon notice to the other parties hereto at any time without requiring the consent of any party.

(b)              Governing Law.  This Agreement shall be governed by and interpreted and enforced in accordance with the Laws of the State of California, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of California.

(c)              Severability.  Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(d)              Amendment and Waivers; Rights Non-Exclusive.  Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by the party to be bound thereby.  The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default.  The rights and remedies of the parties under this Agreement are cumulative and not exclusive of any rights or remedies which such party would otherwise have.

(e)              Notices.  Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (i) on the date established by the sender as having been delivered personally, (ii) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (iii) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next business day, or (iv) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications, to be valid, must be addressed as follows:

If to DeWind, to:

DeWind Co.
3 Park Plaza, Jamboree Center Building, Suite 1920
Irvine, CA 92614
Attention:  Dong Won Shin
Phone:  (949) 250-9491
Facsimile: (949) 250-9492

With a required copy to:

Reed Smith LLP
1510 Page Mill Road, Suite 110
Palo Alto, CA 94304
Attention:  Catharina Y. Min
Phone:  (650) 352-0526
Facsimile:  (650) 352-0699

If to Seller, to:

Composite Technology Corporation
2026 McGaw Ave.
Irvine, CA 92614
Attention:  Michael McIntosh
Phone:   (949) 428-8500
Facsimile:  (949) 660-1533

With a required copy to:

Milbank, Tweed, Hadley & McCloy LLP
601 S. Figueroa St., 30th Floor
Los Angeles, CA 90017
Attention:  Neil Wertlieb
Phone:   (213) 892-4410
Facsimile:  (213) 892-4710

If to Escrow Agent, to:

U.S. Bank National Association
Corporate Trust Services
One California Street, Suite 1000
San Francisco, CA 94111
Attention:  Alan Maravilla
Phone:  (415) 273-4512
Facsimile:  (415) 273-4590

or to such other address or to the attention of such person or persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain).  If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

(f)              Further Assurances.  DeWind and Seller each agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by the other parties to evidence and reflect the transactions provided for herein and to carry into effect the intent of this Agreement.

(g)              Entire Agreement.  This Agreement, any agreements referenced herein, and any exhibits and schedules hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to the subject matter hereof.  Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

(h)           Escrow Agent.  U.S. Bank National Association is acting solely as Escrow Agent and is not a party to, nor has it reviewed or approved the Purchase Agreement or any other matter of background related to this Escrow Agreement, other than this Agreement itself, and has assumed without investigation, the authority of the individuals executing this Escrow Agreement to be authorized to do so on behalf of the party or parties involved.

(i)           USA Patriot Act Compliance.  To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account.  For a non-individual person such as a business entity, a charity, a trust or other legal entity the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity.  The Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.  The parties each agree to provide all such information and documentation as to themselves as requested by Escrow Agent to ensure compliance with federal law.

(j)           Consent to Jurisdiction.  Each party irrevocably submits to the exclusive jurisdiction of (i) Los Angeles County, California, and (ii) the United States District Court for the District of Central California, for the purposes of any Action arising out of this Agreement or any transaction contemplated hereby.  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE ANCILLARY AGREEMENTS OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF AND THEREOF.

(k)           Counterparts.  This Agreement may be executed in any number of counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

DEWIND:

DEWIND CO.

By:	/s/ D. W. Shin
Name:	Dong Won Shin
Title:	President/COO

SELLER:

STRIBOG INC.

By:	/s/ Benton H Wilcoxon
Name:	Benton H Wilcoxon
Title:	Director

ESCROW AGENT:

U.S. BANK, NATIONAL ASSOCIATION

By:	/s/ Alan Maravilla
Name:	Alan Maravilla
Title:	Vice President

EXHIBIT A
U. S. BANK MONEY MARKET ACCOUNTS
ACCOUNT DESCRIPTION AND TERMS

U.S. Bank money market accounts are U.S. Bank National Association (“U.S. Bank”) deposit accounts designed to meet the needs of Corporate Escrow and other Corporate Trust customers of U. S. Bank.  Accounts pay competitive variable interest rates, which are determined upon the customer’s aggregated balance.  Customer deposits are insured up to $250,000 per depositor  pursuant to the Federal Deposit Insurance Corporation’s insurance rules.

Interest rates currently offered on the accounts are determined at U. S. Bank’s discretion and may change daily.  U. S. Bank National Association uses the daily balance method to calculate interest on these accounts.  This method applies a daily periodic rate to the principal in the accounts each day of the month and divides that figure by the number of days in the period.  Interest on customer deposits begins to accrue on the business day funds are credited to a U.S. Bank deposit account.  Interest is compounded on a monthly basis.

The owner of the accounts is U. S. Bank National Association as agent for its customers.  All account deposits and withdrawals are performed by U.S. Bank National Association.